Exhibit 10.2
[YEAR] RESTRICTED STOCK UNITS PROGRAM (“Program”)
ACCEPTANCE OF AWARD

PARTICIPANT:	«FULL_NAME»	UNITS AWARDED:	«SHARES»
AWARD DATE:	«GRANT_DATE»	VESTING DATE:	«VESTING_DATE»

The Compensation Committee of the Emerson Board of Directors has approved your participation in the above referenced Restricted Stock Units Program, as follows:

Restricted Stock Units (RSU’s)

1.	You are awarded RSU’s in the amount and on the award date referenced above.

2.	The RSU’s will vest upon the conclusion of a minimum three (3) year restriction period ending on the above referenced date, subject to the conditions of the award.

3.
Upon the conclusion of the restriction period, you will be issued an Emerson common stock certificate for the vested stock units (or an equivalent cash value), less required tax withholding, representing the “Net Shares” from the vesting.

4.
Restricted Stock Units are issued under authority and governed by the terms of the shareholder approved Emerson Electric Co. - 2006 Incentive Shares Plan (“Plan”) (the Plan and Offering Circular are attached).

In consideration of the foregoing and as a condition of this award, you agree to the following:

1.
That during your employment by Emerson Electric Co. or any of its business units, subsidiaries or affiliates (collectively, "Emerson"), and for a period of one (1) year immediately after termination of such employment for any reason, you will not directly or indirectly, regardless of whether any payment has been made to you under this Program, (a) compete against, or enter the employ of or assist any person, firm, corporation or other entity in a business that competes against, any business of Emerson in which you were employed, (b) compete against any such Emerson business by soliciting or pursuing its customers, or (c) solicit or hire any Emerson employees. Emerson shall be entitled to all rights and remedies available at law or equity for any breach or threatened breach of this agreement, including damages and injunctive relief. You also agree Missouri law governs this agreement without regard to any conflicts of laws principles and consent to resolve any disputes exclusively in the courts in the state of Missouri.

2.
This Award is conditioned upon your compliance with all practices and policies under Emerson’s Ethics and Compliance Program, including our Code of Conduct and Code of Ethics, and that your actions will reflect Emerson’s Core Value of Integrity. Any violation of our Ethics and Compliance Program may result in the forfeiture of this Award or the repayment of any amounts paid under this Award.

3.
You agree to keep the terms of this agreement in strictest confidence and will not divulge such terms to anyone other than members of your immediate family, and/or your financial/legal advisors, whom you will ensure will comply with this provision.

4.
If you leave the employ of or give notice of resignation to, Emerson or any Emerson business unit, for any reason, prior to the conclusion of the vesting period, up to and including the final payment date, any unpaid payment under the Program, will be cancelled.

You acknowledge that you have read and understand the above, the Plan and the offering circular for the Plan, and any supplements thereto and agree to the terms of the award as set forth in these documents.

«FULL_NAME»    Date